Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-128098, 333-149375, 333-167619, 333-186967, 333-200586, 333-192564, 333-178213, 333-170089, 333-162696, 333-154867, 333-147034, 333-138337, 333-133564, 333-128098, 333-119640, 333-113200, 333-109627, 333-100837, 333-73982, 333-57378, 333-32318, 333-40307, 333-208309 and 333-209570 on Form S-8, Registration Statement No. 333-185217 on Form S-3 and Registration No. 333-208311 on Form S-3ASR of our reports dated June 22, 2016, relating to the consolidated financial statements of NetApp, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended April 29, 2016.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

June 22, 2016